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EXHIBIT 10.4

MORGAN & SAMPSON, INC.
DISTRIBUTION SERVICE AGREEMENT

This Distribution Service Agreement (hereinafter) called "Agreement") is made this 15th day of August 2001 by and between MORGAN & SAMPSON, INC., a California Corporation (hereinafter called "Warehouseman"), and NATUREWELL, INC. (Hereinafter called "Manufacturer").

WHEREAS Warehouseman and Manufacturer are each desirous of entering into a Distribution Service to be performed by Warehouseman on behalf of Manufacturer,

NOW, THEREFORE, the parties hereto in consideration of the premises and the mutual promises herein contained, do hereby covenant, promise and agrees as follows:

1.    DEFINITIONS.    For purposes of the Agreement, the following terms
shall have these meanings:
1.1 "Products" shall mean the products manufactured by the Manufacturer or otherwise offered by it for sale to its customers and which are to be stored and shipped by Warehouseman in accordance with this Agreement.
1.2 "Basic Service" shall mean the services rendered by the Warehouseman in the Handling, Warehousing and Distribution of the Products of the Manufacturer as further defined in this Agreement.
1.3 "Warehouse" shall mean the building owned or used by the Warehouseman for storage of Products in the ordinary course of its business at 1651 South Carlos Avenue, Ontario, California 91761, and/or such other buildings as the parties shall agree upon.

2.    TERM OF AGREEMENT.    The term of agreement shall be for a period
of one (1) year, and the Contract shall continue in effect thereafter until terminated by either party by giving ninety days written notice to the other of its desire not to continue this agreement in force.

3.    DUTIES OF WAREHOUSEMAN.    During the term of this Agreement,
Warehouseman shall render to Manufacturer the Basic Services as more particularly described hereinafter in this paragraph.
3.1 Handling shall consist exclusively of the rendering of the following services by Warehouseman during its regular business hours with respect to Products duly tendered for delivery pursuant to this
Agreement:
       (a) Receipt of Products at the warehouse loading dock during normal working hours of Warehouse;
       (b) Loading Products into the Warehouse;
       (c) Rendering memoranda of the receipt of Products from Manufacturer, indicating the quantity of the Products received and the condition of the Products (as is readily apparent from the condition of the containers in which such were delivered or upon Warehouseman's unpacking of such containers). Such memoranda are to be sent to Manufacturer within three (3) days following receipt of any shipment of Products. Manufacturer shall furnish Warehouseman with a schedule explaining its markings with respect to name of product, quantity and size. Each container shall be marked consistently with such schedule to provide Warehouseman with such information.
       (d) Keeping inventory records of Products delivered and shipped hereunder and rendering no less than monthly summaries of the transactions made with respect to such Products and no less than semi-annual inventory of the Products physically on hand.

3.2 Warehousing shall consist of the storage of the Products of Manufacturer in the Warehouse from the time of receipt until the time of shipment in accordance with the terms of this Agreement. It is understood that Warehouseman has allocated (5,000 approx.) square feet of warehouse space for the Products of the Manufacturer. Upon reasonable notice from Manufacturer that it requires additional space and provided such additional space is available in the Warehouse, Warehouseman will allocate additional space to Manufacturer.

3.3 Distribution shall consist exclusively of the following services to be rendered by the Warehouseman with respect to the Products:
     (a) Acceptance of orders by telephone, in writing, or computer data link for products from the Manufacturer. Only such orders received from an agent or representative of the Manufacturer, as designated by Manufacturer in writing, are to be considered valid. Customers listed on customer lists to be supplied by Manufacturer. It is understood that all such orders submitted to the Warehouseman for shipment shall have had prior credit approval by the Manufacturer and that such credit responsibility shall at all times remain with the Manufacturer.
     (b) Shipping such orders on forms to be supplied by the Manufacturer to the Manufacturer's customers by mail or by delivery to such common carriers as Warehouseman in its discretion shall determine, within a reasonable time following its receipt of an order.

EXHIBIT  "A"

1. Effective August 15th, 2001, fees for Basic Services as outlined in Paragraph 5.1, will be as follows:

(a) Shipping & Handling: Sixty Five cents (.65) per case for each case of finished goods delivered to the Distribution
Center payable upon receipt of merchandise, billed at the end of the month.

(b) Storage: Fifteen Hundred dollars even ($1,500) per month, billed at the end of each month.

2. Effective August 15th, 2001, fees for Extra Services as outlined in Paragraph 6, will be at the rate of $27.00 per labor hour expended by Warehouseman in such extra services plus the cost of any materials used.

3.     Enhancement Pallet Fee - Six Dollars ($6.00) per Pallet:
Performed on authorized finished goods delivered to the Distribution Center payable upon receipt of merchandise, billed at the end of each month.

4.     Assessorial charges will be bill at the following rates:
                      Fax              $1.00/ page
                      Postage             @ actual
                      Photo Copies     $0.11/ page
                      Phone               @ actual

5.     Freight Advance Account:        Initial Level          $15,000
                                       Minimum Level          $10,000

6.     Payment Terms 45 days:

Open invoices beyond 45 days will be accessed a per diem interest penalty of prime plus 1%.

NATUREWELL, INC.                       MORGAN & SAMPSON, INC.

By:  /s/ Timothy J. Connor             By:  /s/Daniel B. Morgan
                                               Daniel B. Morgan
                                               President

Dated:  /s/ 9-04-01                    Dated:  /s/ 8/28/01


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